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                          SMITH BARNEY INVESTMENT TRUST

                     FORM OF INVESTMENT MANAGEMENT AGREEMENT

February 10, 2003

Smith Barney Funds Management LLC
399 Park Avenue
New York, New York 10022

Dear Sirs:

     This Investment Management Agreement (the "Agreement") is made on this 10th day of February, 2003, by and between Smith Barney Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), in respect of its sub-trust, Smith Barney Classic Values Fund (the "Fund"), and Smith Barney Funds Management LLC ("SBFM") as follows:

1.   Investment Description; Appointment

     The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in: (i) the Trust's Master Trust Agreement, as amended from time to time (the "Master Trust Agreement"); (ii) the Fund's Prospectus (the "Prospectus"); and (iii) the Fund's Statement of Additional Information (the "Statement") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's Registration Statement on Form N-1A, as amended from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust (the "Board"). Copies of the Fund's Prospectus and the Statement and the Trust's Master Trust Agreement have been or will be submitted to SBFM. The Trust desires to employ and hereby appoints SBFM to act as investment manager for the Fund. SBFM accepts the appointment and agrees to furnish the services for the compensation set forth below. SBFM is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons, provided such persons shall remain under the general supervision of SBFM.

2.   Services as Investment Manager

     Subject to the supervision and direction of the Board, SBFM will: (a) assist in supervising all aspects of the Fund's operations; (b) supply the Fund with office facilities (which may be in SBFM's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation of (i) the net asset value of shares of the Fund, (ii) applicable contingent deferred sales charges and similar fees and charges and (iii) distribution fees, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; and (c) prepare reports to shareholders of the Fund, tax returns and reports to and filings with the SEC and state blue sky authorities.

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3.   Compensation

     In consideration of the services rendered pursuant to this Agreement, the Trust will pay SBFM, on the first business day of each month, a fee for the previous month at an annual rate of 1.00% of the Fund's average daily net assets. The fee for the period from the date the Fund commences its investment operations to the end of the month during which the Fund commences its investment operations shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SBFM, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and/or the Statement, as from time to time in effect.

4.   Expenses

     SBFM will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: investment advisory and administration fees; charges of custodians and transfer and dividend disbursing agents; fees for necessary professional services, such as the Fund's and Board members' proportionate share of insurance premiums, professional associations, dues and/or assessments; and brokerage services, including taxes, interest and commissions; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; the costs of regulatory compliance, such as SEC fees and state blue sky qualifications fees; outside auditing and legal expenses and costs associated with maintaining the Fund's legal existence; costs of shareholders' reports and meetings of the officers or Board; fees of the members of the Board who are not officers, directors or employees of Salomon Smith Barney, Inc. or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder and any extraordinary expenses. In addition, the Fund will pay all service and distribution fees pursuant to a Services and Distribution Plan adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act").

5.   Reimbursement to the Fund

     If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding distribution fees, interest, taxes, brokerage and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, SBFM will reimburse the Fund for that excess expense to the extent required by state law in the same proportion as its respective fees bear to the combined fees for investment advice and administration. The expense reimbursement obligation of SBFM will be limited to the amount of its fees hereunder. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

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6.   Brokerage

     In selecting brokers or dealers to execute transactions on behalf of the Fund, SBFM will seek the best overall terms available. In assessing the best overall terms available for any transaction, SBFM will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, SBFM is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which SBFM or its affiliates exercise investment discretion.

7.   Information Provided to the Fund

     SBFM will keep the Trust informed of developments materially affecting the Fund's portfolio, and will, on its own initiative, furnish the Trust from time to time with whatever information SBFM believes is appropriate for this purpose.

8.   Standard of Care

     SBFM shall exercise its best judgment in rendering the services listed in paragraph 2 above. SBFM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect SBFM against any liability to the Trust or to the Fund's shareholders to which SBFM would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of SBFM's reckless disregard of its obligations and duties under this Agreement.

9.   Services to Other Companies or Accounts

     The Trust understands that SBFM now acts, will continue to act and may act in the future as: investment adviser to fiduciary and other managed accounts, as well as to other investment companies; and the Trust has no objection to SBFM's so acting, provided that whenever the Fund and one or more other investment companies advised by SBFM have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Trust understands that the persons employed by SBFM to assist in the performance of SBFM's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of SBFM or any affiliate of SBFM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

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l0.  Term of Agreement

     This Agreement shall become effective as of the date the Fund commences its investment operations and continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person or by proxy at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by SBFM. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.  Representation by the Trust

     The Trust represents that a copy of the Master Trust Agreement is on file with the Secretary of the Commonwealth of Massachusetts and with the City of Boston.

12.  Indemnification

     The Trust agrees to indemnify SBFM and its officers, directors, employees, affiliates, controlling persons, agents (including persons to whom responsibilities are delegated hereunder) against any loss, claim, expense or cost of any kind (including reasonable attorney's fees) resulting or arising in connection with this Agreement, or from the performance or failure to perform any act hereunder, provided that no such indemnification shall be available if the indemnitee violated the standard of care in paragraph 9 above. This indemnification shall be limited by the 1940 Act and relevant state law. Each indemnitee shall be entitled to advance of its expenses in accordance with the requirements of the 1940 Act and the rules, regulations and interpretations thereof as in effect from time to time.

13.  Limitation of Liability

     The Trust and SBFM agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been duly authorized by the Trust and SBFM, and signed by an authorized officer of each, acting as such. Neither the authorization by the Board members of the Trust, nor the Trust execution and delivery by the officer of the Trust shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Master Trust Agreement.

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     If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy of this Agreement to us.

                                           Very truly yours,

                                    Smith Barney Investment Trust,
                                    Smith Barney Classic Values Fund

                                           By:
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                                           Title:

Accepted:
Smith Barney Fund Management LLC

By:
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Title: